November 21, 2011

To the Shareholders, Clients, and Co-workers of United Bancorp, Inc.:

The enclosed press release details our financial results for the most recent quarter and year to date. We are disappointed with the results we have to report, but we are not discouraged. We continue to work through our problem loans, while at the same time supporting our communities where we see solid lending opportunities. We believe that the Company’s diverse revenue stream and our capital position will help us as we move toward better times.

We encourage you to review it for more in-depth information and to contact us with your questions or comments. Thank you for your support, encouragement and dedication to United.

Sincerely,

/s/ James C. Lawson	/s/ Robert K. Chapman
James C. Lawson	Robert K. Chapman
Chairman of the Board	President and Chief Executive Officer

United Bancorp, Inc. • Post Office Box 1127 • 2723 South State Street • Ann Arbor,  Michigan  48104 • Phone 734.214.3700